Exhibit 10.60

Robinson Property Trust
Ancillary Agreement

This Robinson Property Trust Ancillary Agreement (this “Ancillary Agreement”) is entered into among Kennecott Holdings Corporation (formerly Kennecott Corporation), Kennecott Rawhide Mining Company, and Kennecott Nevada Copper Company (collectively, “Kennecott”), and BHP Copper Inc. (“BHP Copper”), and BHP Nevada Mining Company (“BHP NMC”) (collectively, “BHP”) on September 12, 2003.

Recitals

Whereas, Kennecott was one of several former owners and operators of certain portions of a mining property commonly known as the “Robinson Property” located in White Pine County, Nevada, and more particularly described in Exhibit A to this Ancillary Agreement.

Whereas, on December 20, 1989 the Second Judicial Court for the State of Nevada in and for the County of Washoe (the “Court”) entered an order enforcing that certain “Stipulation to Dismiss with Prejudice and to Confirm Settlement Agreement” in Silver King Mines, Inc., et al. v. Kennecott Corporation et al., No. CV 89-4027 Dept. No. 9 (herein defined, together with all amendments thereto, as the “Stipulation”), to which Kennecott and other former owners/operators of the Robinson Property were parties. By the Stipulation, the former owners/operators reached a settlement of a number of issues concerning the Robinson Property.

Whereas, the Stipulation provided, among other provisions, that Kennecott was to receive a three percent (3%) net smelter return royalty interest in the base metals and associated metals co-products, including precious metals, produced from the Robinson Property (the “NSR Royalty”) and that Kennecott would begin to receive such NSR Royalty after a trust fund was funded for Reclamation and Remediation (as those terms are defined in the Stipulation) of the Robinson Property (the “Trust Fund”).

Whereas, under the Stipulation, an amount equivalent to the first Twenty Million Dollars ($20,000,000), inclusive of interest, of the NSR Royalty was to be deposited into the Trust Fund.

Whereas, on December 11, 1990, the Court entered an order entitled “Amendment to Stipulation to Dismiss with Prejudice and to Confirm Settlement Agreement and Order” in Silver King Mines, Inc., et al. v. Kennecott Corporation et al., No. CV89-4027 Dept. No. 1(9) to which Kennecott and other certain prior owners and operators of the Robinson Property were a party (the “First Amendment”). The First Amendment amended various provisions to the Stipulation concerning use of the Trust Fund for Reclamation and Remediation obligations.

Whereas, under the terms of a letter of agreement dated December 14, 1990 (the “Letter Agreement”), Magma Copper Company agreed to assume responsibility for specified indemnification obligations arising out of the Stipulation and the First Amendment, as more fully described in paragraphs 5 and 6 of the Second Amendment identified below.

Whereas, pursuant to the Letter Agreement, on October 25, 1991, Kennecott; Magma Copper Company, Magma Nevada Mining Company and Magma Limited Partner Company, and the Robinson Mining Limited Partnership (collectively “Magma”); and other certain former owners/operators of the Robinson Property entered into an agreement entitled “Amendment No. 2 to Stipulation to Dismiss with Prejudice and to Confirm Settlement Agreement and Order” that was approved by the Court on December 12, 1991 in Silver King Mines, Inc. et al. v. Kennecott Corp. et al., No. CV89-4027 Dept. No. 1(9) (the “Second Amendment”).

Whereas, under the terms of the Second Amendment, Magma assumed specified Reclamation and Remediation obligations with respect to the Robinson Property and specified indemnity obligations to Kennecott and received the rights in, and assumed the obligations relating to, the Trust Fund.

Whereas, in February 1996, following the acquisition by BHP Sub Inc. of Magma Copper Company’s stock, Magma Copper Company’s name was changed to BHP Copper Inc. In addition, Magma Nevada Mining Company’s name was changed to BHP Nevada Mining Company and Magma Limited Partner Co. became BHP Copper Limited Partner Company. BHP Nevada Mining Company and BHP Copper Limited Partner Company continued as partners in the Robinson Mining Limited Partnership.

Whereas, in May 1999, BHP Copper Limited Partner Co. was merged into BHP Nevada Mining Company, resulting in the dissolution of the Robinson Mining Limited Partnership, with the partnership assets and liabilities being assumed by BHP NMC.

Whereas, through various transactions, corporate acquisitions and reorganizations, including those set forth above, Kennecott and BHP remain parties to the Stipulation.

Whereas, on June 29, 1999, operations at the Robinson Property were temporarily terminated due to economic conditions and the operation has been placed in care and maintenance resulting in a cessation of royalty accruals.

Whereas, since the inception of its operations, BHP NMC has performed Reclamation and Remediation work at the Robinson Property to address environmental issues from its operations and those of its predecessors.

Whereas, as among themselves, Kennecott and BHP (collectively, the “Parties”) intend (i) to more fully define the NSR Royalty (including a protocol for conducting audits and resolving disputes regarding the NSR Royalty) and to provide for public recording of the NSR Royalty, (ii) to more fully define BHP’s obligation to initially fund the Trust Fund (including a dispute resolution protocol should Kennecott object to the initial amount of funding); (iii) to provide a protocol governing indemnity claims under the Stipulation, (iv) to define BHP’s reporting obligations regarding Reclamation and Remediation expenditures (including a dispute resolution protocol for any disagreement or dispute related thereto), and (v) to define the confidentiality obligations of the Parties with respect to information provided or exchanged pursuant to the Stipulation.

NOW THEREFORE, in exchange for the mutual obligations contained in this Ancillary Agreement and other consideration, the adequacy and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, agree as follows:

1.         NSR Royalty. The NSR Royalty shall be calculated as provided in, and paid in accordance with the provisions of Exhibit B, which exhibit sets forth a protocol for conducting audits and resolving disputes regarding the NSR Royalty. To provide record notice of the NSR Royalty, BHP shall execute and deliver, and Kennecott shall record, the Notice of Royalty Interest in Robinson Property attached as Exhibit C.

2.         Initial Funding of the Trust Fund. BHP Copper shall form the Trust Fund under that certain September 12, 2003 Robinson Restoration Trust Agreement between BHP Copper Inc., BHP Nevada Mining Company, Kennecott, and The Bank of New York (the “Trust Agreement”). The amount by which BHP Copper initially funds the Trust Fund (the “Initial Amount”) shall be the NSR Royalty for the period of February 1996 to December 31, 1999 (“Accrued Royalty”) plus interest on the Accrued Royalty (“Accrued Interest”) minus previously incurred Reclamation and Remediation expenses (“Previous Reclamation Expenses”). Based on the auditing procedure previously undertaken by BHP Copper and Kennecott, BHP Copper has determined that the Accrued Royalty is $8,708,948; the Accrued Interest is $1,272,761; and the Previous Reclamation Expenses are approximately $4,956,032. Therefore, the Initial Amount funded to the Trust Fund shall be $5,025,677. Within 30 days after initial funding, Kennecott shall specify and request in writing from BHP additional relevant materials and data necessary for Kennecott to reasonably determine the Accrued Royalties and Previous Reclamation Expenses, for purposes of a final audit of the Initial Amount (“Final Audit Materials”). The requested Final Audit Materials shall not already be in Kennecott’s possession and shall not be duplicative of materials and data previously provided by BHP to Kennecott. BHP shall provide Final Audit Materials, to the extent that they are reasonably available to BHP, within 30 days of the request. Unless Kennecott objects within 60 days of receipt of the Final Audit Materials as provided in Section 5 of this Ancillary Agreement, the Initial Amount shall satisfy all NSR Royalty payment obligations of BHP Copper and/or BHP NMC incurred up through the end of FY2002; and the Previous Reclamation Expenses and Initial Amount shall be credited against the NSR Trust Fund obligation amount, pursuant to the Robinson Stipulation (specifically Sections 5 of the December 14, 1990 Letter Agreement and 8 of the Second Amendment).

3.         Indemnity Protocol.

(a)        As set forth in Section 1(H) of the Stipulation and paragraph 6 of the Second Amendment to the Stipulation, the parties constituting BHP are obligated, jointly and severally, “to save, indemnify and hold Kennecott and its predecessors and successors free and harmless from any and all liability for all environmental and reclamation costs, investigations, demands, and liabilities associated with the Robinson Property occurring or accruing at any time in an amount equal to the total of such costs multiplied by the Participating Interest percentage of ... [BHP] ...., but in no event shall ... [the] indemnity to Kennecott and its predecessors and successors be less than forty percent (40%) of such costs.”

(b)       If any third party shall notify Kennecott with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against BHP under the Stipulation, then Kennecott shall notify BHP thereof in writing, provided however, that unreasonable delay on the part of Kennecott in notifying BHP that causes actual prejudice to BHP may relieve BHP from any obligation hereunder. BHP shall have the right to assume the defense of the Third Party Claim with counsel of its choice at any time within fifteen (15) days after Kennecott has given notice of the Third Party Claim; provided however, that Kennecott may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. BHP agrees that it will not consent to the entry of any judgment or enter into any settlement with regard to any Third Party Claim without the prior written consent of Kennecott (not to be unreasonably withheld) and Kennecott agrees that it will not consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the prior written consent of BHP (not to be unreasonably withheld). In the event that BHP does not assume and conduct the defense of the Third Party Claim in accordance with the Stipulation, (i) Kennecott may defend against and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it reasonably may deem appropriate (however, Kennecott will consult with, and obtain consent from, BHP in connection therewith, which consent shall not be unreasonably withheld) and (ii) BHP will remain responsible for any cost, injury, expense or damage which Kennecott may suffer or incur resulting from, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided in the Stipulation.

4.         Reporting Reclamation and Remediation Activities & Expenditures.

(a)        BHP NMC will provide Kennecott with a report within thirty (30) days of the end of each calendar quarter during which Reclamation or Remediation activities have occurred on the Robinson Property, and which report shall detail information relating to the Reclamation and Remediation activities and expenditures (“Reclamation and Remediation Report”). Such reports shall be provided pursuant to Section 7 (“Notices and Consents”) of this Ancillary Agreement. Each Reclamation and Remediation Report shall describe the Reclamation and Remediation conducted during the quarter just ended and the costs associated with such Reclamation and Remediation activities. Each Reclamation and Remediation Report shall be in sufficient detail that Kennecott can determine the reasonableness of such costs and whether such activities constitute Reclamation and/or Remediation. In addition to the notice recipients identified in Section 7, all Reclamation and Remediation Reports shall be provided to the Kennecott Nevada Company Director of Health, Safety and Environmental Quality, or such other recipient as Kennecott may designate in writing to BHP NMC and BHP Copper.

(b)       If Kennecott (i) disagrees with any Reclamation or Remediation costs or related expenditure information provided by BHP NMC, (ii) contends that any such costs or related expenditures are unreasonable, or (iii) disagrees with BHP NMC’s classification of any environmental activity as Reclamation or Remediation (as those terms are defined in the Stipulation), Kennecott will so notify BHP within 90 days of Kennecott’s receipt of the report. Such disputes shall be subject to dispute resolution per Section 4(e) of this Ancillary Agreement.

(c)        If Kennecott (i) agrees with BHP NMC’s Reclamation and Remediation Report for particular Reclamation or Remediation expenditures, (ii) fails to timely notify BHP of its disagreement with all or portions of a Reclamation and Remediation Report or Kennecott’s disagreement is resolved in favor of BHP pursuant to dispute resolution under Section 4(e) of this Ancillary Agreement, such Reclamation or Remediation expenses covered by the Reclamation and Remediation Report shall thereafter qualify as “Approved Reclamation and/or Remediation.” Kennecott’s failure to notify BHP of its disagreement with a calculation, cost, classification or expenditure in a Reclamation and Remediation Report shall not be a waiver of Kennecott’s right to dispute similar calculations, costs, or expenditures in future Reports.

(d)       At BHP NMC’s request, before BHP NMC incurs costs to perform Reclamation or Remediation expenditures, Kennecott agrees to provide a review and determination of whether a proposed Reclamation or Remediation expenditure will qualify as Approved Reclamation and/or Remediation, as defined herein. Kennecott will provide such determination within 60 days of its receipt of a detailed description of the proposed activity. Any disagreement concerning Kennecott’s determinations under this Section 4(d) shall be subject to dispute resolution per Section 4(e) of this Ancillary Agreement.

(e)        Disagreements or disputes between the Parties concerning this Ancillary Agreement including, without limitation, a disagreement or dispute concerning any Reclamation and Remediation activity, classification, expense or report, shall be governed by this Section 4(e); provided however, that the timing for audits and resolution of disagreements or disputes regarding the calculation or payment of the NSR Royalty shall be governed by Exhibit B; provided further, that Kennecott’s objection, if any, to the Initial Amount of the Trust Fund shall be governed by section 5 of this Ancillary Agreement. In the event of a disagreement or dispute, the Parties shall provide one another with written notice of such disagreement or dispute and shall within 30 days of such notice attempt, in good faith, to resolve the disagreement or dispute. Each of the Parties shall, within such 30 day period, provide the other all documentation and records supporting the position it is taking regarding the dispute. If the Parties cannot resolve the disagreement or dispute, the Parties agree that their respective senior management shall meet within 60 days after such notice. If the disagreement or dispute cannot be resolved by senior management, the Parties agree to formally resolve the disagreement or dispute through a binding arbitration, in the manner provided by Section 4(e)(i-ii) below.

(i)          The Parties agree to submit any disagreement or dispute governed by the provisions of Section 4(e) that has not been resolved under those provisions to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association except as modified in this Section 4(e)(i-ii) Any such submittal shall be made within 30 days after the meeting among senior management referenced in Section 4(e). The arbitrator(s) shall be an attorney or a panel of no more than three attorneys, actively engaged in the practice of law for at least ten years, with appropriate expertise in the area of dispute, such as mining law, environmental law, or accounting. The Parties shall allow and participate in discovery in accordance with the Nevada Rules of Civil Procedure for a period of 60 days after the filing of the answer or other responsive pleading. All discovery disputes shall be resolved by the arbitrator or the chair of the arbitration panel if the matter has been submitted to a panel.

(ii)         The arbitration hearing shall be conducted in Reno, Nevada, no later than 90 calendar days after the filing of the answer or other responsive pleading. The arbitrator(s) shall render a written decision within the shorter of 30 days after the arbitration hearing or 120 days after the filing of the answer or other responsive pleading. The Parties agree to share equally the costs and fees of the arbitrator(s) and the arbitration proceeding; provided however, that the prevailing Party shall be entitled to recover all costs incurred, including reasonable attorneys’ fees, to enforce its rights hereunder. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

5.         Resolution of Dispute Regarding Initial Amount. Should Kennecott not agree that the Initial Amount of $5,025,677 satisfies all of BHP’s NSR Royalty payment obligations incurred up through the end of FY2002, Kennecott shall have 60 days from the date of receipt of the Final Audit Material regarding initial funding of the Trust Fund pursuant to Section 2 hereof, to object in writing to BHP. Upon BHP’s receipt of such objection, the parties shall submit the dispute to binding arbitration in the manner provided by Section 5(a-b) below.

(a)        The parties shall submit the dispute regarding the Initial Amount to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association except as modified in the Section 5. The arbitrator(s) shall be an attorney or a panel of no more than three attorneys, actively engaged in the practice of law for at least ten years, with appropriate expertise in the area of dispute. The arbitration hearing shall be conducted in Reno, Nevada, no later than 60 calendar days after the filing of the answer or other responsive pleading. The arbitrator(s) shall render a written decision within the shorter of 30 days after the arbitration hearing or 90 days after the filing of the answer or other responsive pleading.

(b)       Should the arbitrator(s) conclude that the Initial Amount exceeds $5,025,677, BHP shall sufficiently fund the Trust Fund to make up the difference between $5,025,677 and the amount decided upon by the arbitrator(s). Should the arbitrator(s) conclude that the Initial Amount is less than $5,025,677, the Parties shall execute a certificate of discharge in the form required by the Trust Agreement to reimburse BHP Copper for the amount by which $5,025,677 exceeds the amount decided upon by the arbitrator(s).

(c)        The Parties agree to share equally the costs and fees of the arbitrator(s) and the arbitration proceeding; provided however, that the prevailing Party shall be entitled to recover all costs incurred, including reasonable attorneys’ fees, to enforce its rights hereunder. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

6.         Confidentiality.

(a)        All information and data provided to any Party under this Ancillary Agreement shall be confidential; provided however, that the recipient of such confidential information shall have the right to disclose the same to its parents, affiliates, financial advisors and other representatives under an obligation of confidentiality. The obligation of confidentiality shall not apply to any information that is in the public domain through no fault of the recipient, which is already in the possession of the recipient, or which is required to be disclosed as a matter of law or stock exchange rules, or which is publicly disclosed by the disclosing Party or its affiliates; provided however, that information that is provided to Kennecott in reports hereunder, or the equivalent, prior to the date of this Ancillary Agreement, as a part of the implementation of this Ancillary Agreement, shall be confidential and protected as such by Kennecott subject to the exceptions described above.

(b)       In the event that a party that receives confidential information pursuant to this Ancillary Agreement (or a third party that receives such information from a party) becomes legally compelled to disclose any of the confidential information, the party so compelled will provide the other party with prompt notice thereof so that the other party may seek a protective order or other appropriate remedy. In any event, the party legally compelled to disclose confidential information will furnish only that portion of the confidential information which is legally required and will exercise its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the confidential information provided.

7.         Notices and Consents. All notices and consents required by this Ancillary Agreement shall be in writing, shall be sent by express courier which retains written records of receipts of packages for same-day, next-business-day or two-business-day delivery to the Party or Parties entitled to receive such notice or consent and to all other Parties to this Ancillary Agreement at the address and to the attention of the individuals listed below or to such other address as may be provided by written notice pursuant to this section. All other communications required by this Ancillary Agreement, such as reports, may be sent by regular mail to the addresses and to the attention of the individuals listed below.

BHP Copper Inc.	BHP Nevada Mining Company.
Ben Wichers, President	John Kline, Manager
200 S. Veterans Memorial Blvd.	7 Miles West of Ely on US 50
San Manuel, AZ 85631	Ruth, NV 89319

copy to:	copy to:
Chris Ramey, Legal Counsel	Chris Ramey, Legal Counsel
BHP Billiton	BHP Billiton
1360 Post Oak Boulevard, Suite 150	1360 Post Oak Boulevard, Suite 150
Houston, Texas 77056	Houston, Texas 77056

Kennecott Holdings Corporation	Kennecott Rawhide Mining Company
General Counsel	General Counsel
8362 West 10200 South	224 North 2200 West
Bingham Canyon, Utah 84006	Salt Lake City, Utah 84116

Kennecott Nevada Copper Company
Chief Financial Officer
224 North 2200 West
Salt Lake City, Utah 84116

8.         General Provisions.

(a)        Construction of Ancillary Agreement. This Ancillary Agreement has been prepared and negotiated jointly by the Parties and their respective counsel. This Ancillary Agreement shall not be construed against either Party by reason of the drafting of the Ancillary Agreement or any part thereof.

(b)       Entire Agreement. This Ancillary Agreement, together with the Stipulation, embodies the entire agreement and understanding of the Parties with respect to the matters addressed in the Stipulation and this Ancillary Agreement.

(c)        Governing Law. This Ancillary Agreement shall be construed and enforced in accordance with the laws of the State of Nevada, without regard to conflict of law principles.

(d)       Counterparts. This Ancillary Agreement may be executed in any number of counterparts, each of which shall be deemed a duplicate original. However, this Ancillary Agreement shall not bind any Party until all Parties have signed a counterpart. The Parties intend that fax signatures may be utilized and, if so, are binding as fully as original signatures.

(e)        Authority. Each of the undersigned signatories to this Ancillary Agreement certifies his or her full authority to execute this document and to bind legally the Party he or she represents.

(f)        Retroactive Effect. This Ancillary Agreement shall apply retroactively to the date of the Stipulation.

(g)       No Third Party Rights. This Ancillary Agreement is intended solely for the benefit of the Parties hereto and is not intended to confer any rights upon any third party or create any third-party beneficiary relationship.

(h)       Incorporation of Recitals and Exhibits. The Recitals to, and Exhibits identified in, this Ancillary Agreement are incorporated herein by reference and are specifically made a part hereof.

IN WITNESS WHEREOF, the Parties have caused this Ancillary Agreement to be executed by their duly authorized corporate officers.

BHP COPPER INC.		BHP NEVADA MINING COMPANY

By:	/s/ B.K. Wichers	By:	/s/ B.K. Wichers
Title:	President	Title:	Chairman & President
Date:	9/5/03	Date:	9/5/03

KENNECOTT HOLDINGS CORPORATION		KENNECOTT RAWHIDE MINING COMPANY

By:	[Illegible signature]	By:	[Illegible signature]
Title:	Sr. V.P.	Title:	President & CEO
Date:	9/12/03	Date:	9/12/03

KENNECOTT NEVADA COPPER COMPANY

By:	[Illegible signature]
Title:	President and CEO
Date:	9/12/03

EXHIBIT A to ANCILLIARY AGREEMENT

Description of Robinson Property

Incorporating the property description contained in Exhibit A from that certain December 17, 1990 Deed and Assignment from Kennecott Nevada Copper Company, formerly known as Nevmind Inc., Kennecott Corporation, and Kennecott Nevada Company to Magma Nevada Mining Company, and as further depicted on that certain January 2001 Map of Robinson Property, White Pine County, Nevada, prepared by Land Management Services, Inc., Reno, Nevada and included in Exhibit Al, specifically excluding the water distribution and sanitary sewer systems that were conveyed by Kennecott Copper Corporation to Ruth-McGill Water Company by Quitclaim Deed made the 25th day of January, 1966 and recorded in the County Recorder’s Office of White Pine County, State of Nevada, in Book 264, pages 434 - 437, a copy of which is included in Exhibit A2.

EXHIBIT B to ANCILLIARY AGREEMENT

NSR Royalty

A.        Definitions

“Net Smelter Return” or “NSR” shall mean the Gross Value received by BHP Nevada Mining Company (“BHP NMC”) or its successors or assigns from the sale or other disposition of Minerals, less the following expenses incurred (without duplication) by BHP NMC or its successors or assigns with respect to such Minerals after the Minerals have (i) left the primary process facility on or near the Robinson Property, and (ii) reached the concentrate stage, or the slimes stage for concentrates requiring further refinement or any similar product stage:

(1)        actual charges for treatment in the smelting and refining process (including, without limitation, handling, representation, umpiring, assaying, processing, penalties, impurity charges, and other processor deductions);

(2)        any sales, severance, gross production, privilege, value added or similar taxes (but specifically excluding income taxes) assessed on or in connection with the sale or other disposition of Minerals; and

(3)        actual costs of transportation (including, without limitation, freight, insurance, security charges, transaction taxes, import and export duties, levies, imposts, handling, port, demurrage, delay, stowage and forwarding expenses incurred by reason of or in the course of such transportation) of such Minerals from the process facility on or near the Robinson Property to the refinery, smelter, other purchaser, user, or customer.

The terms “smelter” or “refinery” means conventional smelters and refineries, as well as any other type of production plant used in lieu of a conventional smelter or refinery to further upgrade concentrates slimes, or any sale of other products from the Robinson Property. BHP NMC or its successors or assigns shall be permitted to sell concentrates in the form usually commercially marketable to an Affiliate of BHP NMC or its successors or assigns, provided that such sales shall be at prices and on terms no less favorable than those which would be extended to an unaffiliated third party in a bona fide arm’s length transaction under similar circumstances and the price thus determined shall be the Gross Value. Similarly, if, prior to the point at which the Gross Value is determined, BHP NMC of its successors or assigns or an Affiliate incurs costs that are deductible or treats concentrates, slimes (for concentrates requiring further refinement) or similar products prior to a sale, deemed sale or other disposition in a smelter or refinery that it or such Affiliate owns or controls, it or such Affiliate may deduct such costs and treatment charges, but only to the extent they are no more than the amount that BHP NMC or its successors or assigns or such Affiliate would have charged an unaffiliated third party in a bona fide arm’s length transaction under similar circumstances for treatment of similar ore at prevailing terms.

“Affiliate of BHP NMC or its successors or assigns” means any person, partnership, venture, corporation, or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with BHP NMC or its successors or assigns. “Control” as used in the previous sentence means the possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

“Gross Value” shall be the revenue actually received by BHP NMC or its successors or assigns from the sale or other disposition of Minerals, including all revenues received in the form of credits made by the smelter or refinery for associated metals co-products. Provided however, that if BHP NMC or its successors or assigns’ sale or disposition is based upon a contract for the sale of Minerals that fixes a selling price for metals on other than a market price of the product on the date of delivery to the purchaser (less deductions normally negotiated as a part of such contracts), specifically including, but not limited to, forward sales, futures trading, or commodity options trading, and any other price hedging, price protection, and speculative arrangements not involving physical delivery of Minerals, such Minerals shall be deemed to have been sold on the earlier of the date of delivery to the buyer or the date of outturn from the smelter or refinery. In such event, the Gross Value of such Minerals shall be based on the payable metal value contained in such material and on the “Spot Price” for such metals. Spot Price for each such metal shall be the monthly average of closing prices quoted in Platt’s Metals Week, as follows:

(1) in the case of copper the COMEX First Position Settlement Price for High Grade (Premium) copper for immediate delivery, (2) in the case of silver the London Bullion Market Association P.M. Silver Fix, or (3) in the case of gold the London Bullion Market Association P.M. Gold Fix. In the case of other commodities, the closing price fixed by the London Metal Exchange (“LME”) shall be used. The monthly average Spot Price for a metal shall be calculated by dividing the sum of all prices so reported for that metal during the calendar month in which the sale or deemed sale occurred by the number of days for which such prices were reported during the month. In the event of cessation or suspension of any such price quotations for a period of more than five (5) consecutive days in a given month, or if the commodity price is not fixed by the LME, the parties shall agree on a reputable substitute quotation mechanism for each affected metal. Should BHP NMC or its successors or assigns otherwise terminate or “buy-back” any of such price protection arrangements without actual physical delivery of Minerals, Kennecott shall not share in any profits or losses therefrom.

“Minerals” shall mean base metals and associated metals co-products, including precious metals, produced from the Robinson Property and sold, deemed to be sold or otherwise disposed of by BHP NMC or its successors or assigns, whether sold as refined metals, cathodes, concentrates, precipitates or any other marketable form.

“Produced” shall mean the mining, saving, stockpiling, extraction from the soil, or other creation of a marketable product containing Minerals from the Robinson Property.

“Robinson Property” shall mean the property described in Exhibit A of the “Robinson Property Trust Ancillary Agreement” to which this Exhibit B is attached.

All capitalized terms not otherwise defined in this Exhibit B shall have the meaning ascribed to them under the “Robinson Property Trust Ancillary Agreement” to which this Exhibit B is attached.

B.            Calculation and Payment.

Calculation and payment of the NSR Royalty shall be made subject to the following terms:

1.             Payment. The amount of NSR Royalty due on Minerals sold, deemed to be sold or otherwise disposed of shall be paid to the Robinson Reclamation Trust pursuant to the Robinson Stipulation, within 30 days after the month end of the month in which the date such Minerals are sold, deemed to be sold or otherwise disposed of, until BHP NMC or its successors or assigns have deposited an aggregate amount into the Trust Fund on a cumulative basis, pursuant to the terms of and in full satisfaction of the trust funding obligations set forth in the Robinson Stipulation. Once the Trust Fund has been satisfied pursuant to the Robinson Stipulation, the NSR Royalty due on Minerals sold, deemed to be sold or otherwise disposed of shall be paid to Kennecott pursuant to the requirements of the Robinson Stipulation, within 30 days after the month end of the month in which the date such Minerals are sold, deemed to be sold or otherwise disposed of. Nothing herein shall be construed to enlarge or diminish the rights and obligations of any Party to the Robinson Stipulation. Notwithstanding the foregoing, final adjustments for assays, prices or other allowable adjustments can be netted against future payments.

2.             Financial Report Information. BHP NMC or its successors or assigns shall provide Kennecott’s designee copies of all relevant data relating to the NSR Royalty calculation on a quarterly basis within 30 days of the end of each calendar quarter (the “Audit Report”).

3.             Accounting Principles. The NSR Royalty shall be calculated in accordance with generally accepted accounting principles and practices consistently applied using the accrual method.

4.             Audit and Disputes. With respect to payments made after the creation of the Trust, Kennecott, upon written notice, shall have the right to audit the records that relate to the calculation of the NSR Royalty within 21 months after receipt of the Audit Report applicable to each such payment of the NSR Royalty. Kennecott shall be deemed to have waived any right it may have had to object to a payment made, unless it provides notice in writing of such objection within 24 months after receipt of the Audit Report applicable to each payment of the NSR Royalty. If the Parties are unable to resolve the dispute within 60 days after the receipt of such notice, the dispute shall be resolved in accordance with the dispute resolution provisions of Section 4(e) of the “Robinson Property Trust Ancillary Agreement” except as modified in this Section 4. Unless the Parties agree to share the costs of arbitration, the arbitrator shall determine what part of the costs and expenses incurred in any such proceeding shall be borne by each party participating in the arbitration. Kennecott’s objection, if any, to the Initial Amount of the Trust shall be governed solely by section 5 of the “Robinson Property Trust Ancillary Agreement.”

5.             Records. BHP NMC or its successors or assigns shall keep for period of five [5] year, accurate records of tonnage, volume of products, analyses of products, weight, moisture, assays of pay metal content and other records, as appropriate, related to the computation of the NSR Royalty.

6.             Right to Inspect. Kennecott or its authorized representative, on not less than 30 days’ notice to BHP NMC or its successors or assigns, may enter upon those surface and subsurface portions of the Robinson Property necessary to review the accuracy of the records required to be kept in Section 5 above, and shall have the right to be represented at any smelter or processing facility at which the weighing, sampling and assaying of Minerals which will be used for calculating the Gross Value or the deductible expenses are determined, and may, subject to the obligations of confidentiality described in Section 6 of the “Robinson Property Trust Ancillary Agreement,” inspect and copy all records and data pertaining to the computation of its interest, including without limitation such records and data which are maintained electronically. Kennecott or its authorized representative shall enter the Robinson Property at Kennecott’s own risk and may not unreasonably hinder operations on or pertaining to the Robinson Property. Kennecott shall indemnify and hold harmless BHP Copper Inc., BHP NMC or their successors or assigns and their Affiliates (including without limitation direct and indirect parent companies), and their respective directors, officers, shareholders, employees, agents and attorneys, from and against any liabilities which may be imposed upon, asserted against or incurred by any of them by reason of injury to Kennecott or any of its agents or representatives caused by Kennecott’s exercise of its rights herein.

7.             Real Property Interest. The NSR Royalty shall attach to any amendments, relocations or conversions of any mining claims or leases comprising the Robinson Property, or to any renewals or extensions of leases thereof. The NSR Royalty shall be a real property interest that runs with the Robinson Property and shall be applicable to BHP NMC or its successors or assigns and their successors and assigns.

8.             Commingling. BHP NMC or its successors or assigns shall have the right to commingle ore, concentrates, minerals and other material mined and removed from the Robinson Property from which Minerals are to be produced, with ore, concentrates, minerals and other material mined and removed from other lands and properties; provided however, that BHP NMC or its successors or assigns shall calculate from representative samples the average grade thereof and other measures as are appropriate, and shall weigh (or calculate by volume) the material before commingling. In obtaining representative samples, calculating the average grade of the ore and average recovery percentages, BHP NMC or its successors or assigns may use any procedures accepted in the mining and metallurgical industry which it reasonably believes suitable for the type of mining and processing activity being conducted and, in the absence of fraud or bad faith, its choice of such procedures shall be final and binding on Kennecott. In addition, comparable procedures may be used by BHP NMC or its successors or assigns to apportion among the commingled materials all penalty and other charges and deductions, if any, imposed by the smelter, refiner, or purchaser of such material.

EXHIBIT C to ANCILLIARY AGREEMENT

Notice Of Royalty Interest In Robinson Property

NOTICE is hereby given that:

1.         Pursuant to the terms of a December 20, 1989, Order of the Court entitled “Stipulation to Dismiss with Prejudice and to Confirm Settlement Agreement” (the “Stipulation”) entered in Silver King Mines, Inc., et al. v. Kennecott Corp. et al., No. CV 89- 4027 Dept. No. 9 (2nd Judicial Dist, Nevada), KENNECOTT HOLDINGS CORPORATION, KENNECOTT RAWHIDE MINING COMPANY, and KENNECOTT NEVADA COPPER COMPANY (collectively “KENNECOTT”), with an address at 224 North 2200 West, Salt Lake City, Utah 84116, are the owners of a three percent (3%) net smelter return royalty on the base metals and associated metals co-products, including precious metals, produced from that certain property located in White Pine County, Nevada, that is particularly described on Schedule 1 hereto (the “Robinson Property”), payable in accordance with the terms set forth in the Stipulation (the “NSR Royalty”).

2.         Under the terms of the Stipulation, KENNECOTT granted SILVER KING MINES, INC., PACIFIC SILVER CORPORATION, and ALTA GOLD COMPANY (collectively “ALTA GOLD”) and WHITE PINE GOLD CORPORATION, SUNNYSIDE GOLD CORPORATION and ECHO BAY MINES LTD. (collectively “ECHO BAY”), an option to acquire the Robinson Property (the “Option”), in consideration for, among other things, the NSR Royalty.

3.         On December 11, 1990, the Court entered an order entitled an “Amendment to Stipulation to Dismiss with Prejudice and to Confirm Settlement Agreement and Order” (the “First Amendment”). On December 12, 1991, the Court approved an “Amendment No. 2 to Stipulation to Dismiss with Prejudice and to Confirm Settlement Agreement and Order” (the “Second Amendment”). The First and Second Amendments amended various terms of the Stipulation, including the terms governing payment of the NSR Royalty.

4.         As reflected in the Second Amendment, the Option was exercised and MAGMA COPPER COMPANY, MAGMA NEVADA MINING COMPANY and MAGMA LIMITED PARTNER CO. and ROBINSON MINING LIMITED PARTNERSHIP, a Delaware limited partnership (consisting of MAGMA NEVADA MINING CO. as the general partner and MAGMA LIMITED PARTNER CO. as the limited partner) (“ROBINSON MINING”) succeeded to certain of the rights and obligations of ECHO BAY and ALTA GOLD under the Stipulation. In particular, ROBINSON MINING became the owner of the Robinson Property and MAGMA COPPER COMPANY and ROBINSON MINING assumed the obligation to pay the NSR Royalty.

5.         In February 1996, MAGMA COPPER COMPANY’s name was changed to BHP COPPER INC. At the same time, MAGMA NEVADA MINING COMPANY’s name was changed to BHP NEVADA MINING COMPANY, and the MAGMA LIMITED PARTNER CO. name was changed to BHP COPPER LIMITED PARTNER COMPANY. BHP NEVADA MINING COMPANY and BHP COPPER LIMITED PARTNER COMPANY continued as partners in ROBINSON MINING. In May 1999, BHP COPPER LIMITED PARTNER CO. was merged into BHP NEVADA MINING COMPANY, resulting in the dissolution of ROBINSON MINING, with the partnership assets and liabilities being assumed by BHP NEVADA MINING COMPANY.

6.         On September 12, 2003, BHP COPPER INC., BHP NEVADA MINING COMPANY and KENNECOTT entered into the Robinson Property Trust Ancillary Agreement (the “Ancillary Agreement”) pursuant to which KENNECOTT, BHP COPPER INC., and BHP NEVADA MINING COMPANY more fully defined the NSR Royalty, provided for this public recording of the NSR Royalty, and defined other procedures and protocol for implementation of the Stipulation.

Dated the 12th day of September, 2003.

KENNECOTT RAWHIDE MINING COMPANY

By:	[Illegible signature]
Title:	President & CEO

KENNECOTT NEVADA COPPER COMPANY

By:	[Illegible signature]
Title:	President & CEO

KENNECOTT HOLDINGS CORPORATION

By:	[Illegible signature]
Title:	Sr. V.P.

BHP COPPER INC.

By:	/s/ B.K. Wichers
Title:	President

BHP NEVADA MINING COMPANY

By:	/s/ B.K. Wichers
Title:	Chairman & President

Acknowledgments

STATE OF UTAH	)
)
COUNTY OF SALT LAKE	)

On this 12th day of September, 2003, personally appeared before me, a Notary Public, Adrian F. Jackman, President & CEO of Kennecott Rawhide Mining Company, personally known or proved to me to be the person whose name is subscribed to the above instrument who acknowledged to me that he executed the above instrument on behalf of Kennecott Rawhide Mining Company.

/s/ Leslie Smith
Notary

STATE OF UTAH	)
)
COUNTY OF SALT LAKE	)

On this 12th day of September, 2003, personally appeared before me, a Notary Public, Adrian F. Jackman, President & CEO of Kennecott Nevada Copper Company, personally known or proved to me to be the person whose name is subscribed to the above instrument who acknowledged to me that he executed the above instrument on behalf of Kennecott Nevada Copper Company.

/s/ Leslie Smith
Notary

STATE OF UTAH	)
)
COUNTY OF SALT LAKE	)

On this 12th day of September, 2003, personally appeared before me, a Notary Public, Adrian F. Jackman, Sr. V.P. of Kennecott Holdings Corporation, personally known or proved to me to be the person whose name is subscribed to the above instrument who acknowledged to me that he executed the above instrument on behalf of Kennecott Holdings Corporation.

/s/ Leslie Smith
Notary

STATE OF ARIZONA	)
)
COUNTY OF PIMA	)

On this 15th day of September, 2003, personally appeared before me, a Notary Public, Ben K. Wichers, President of BHP Copper Inc., personally known or proved to me to be the person whose name is subscribed to the above instrument who acknowledged to me that they executed the above instrument on behalf of BHP Copper Inc.

/s/ Lynn C. Feldt
Notary

STATE OF ARIZONA	)
)
COUNTY OF PIMA	)

On this 15th day of September, 2003, personally appeared before me, a Notary Public, Ben K. Wichers, Chairman & President of BHP Nevada Mining Company, personally known or proved to me to be the person whose name is subscribed to the above instrument who acknowledged to me that he executed the above instrument on behalf of BHP Nevada Mining Company.

/s/ Lynn C. Feldt
Notary

SCHEDULE 1

TO

EXHIBIT C of ANCILLIARY AGREEMENT

Description of Robinson Property

Incorporating the property description contained in Exhibit A from that certain December 17, 1990 Deed and Assignment from Kennecott Nevada Copper Company, formerly known as Nevmind Inc., Kennecott Corporation, and Kennecott Nevada Company to Magma Nevada Mining Company, and as further depicted on that certain January 2001 Map of Robinson Property, White Pine County, Nevada, prepared by Land Management Services, Inc., Reno, Nevada and included in Exhibit Al, specifically excluding the water distribution and sanitary sewer systems that were conveyed by Kennecott Copper Corporation to Ruth-McGill Water Company by Quitclaim Deed made the 25th day of January, 1966 and recorded in the County Recorder’s Office of White Pine County, State of Nevada, in Book 264, pages 434 - 437, a copy of which is included in Exhibit A2.